UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

SPHERIX INCORPORATED

(Exact name of registrant as specified in its charter)

Deleware	0-5576	52-0849320
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1350 Ave of the Americas; 2nd FL New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 532-2963

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

On May 20, 2016, the Company entered into a new employment agreement with the Company’s CEO, Anthony Hayes (the “Employment Agreement”) retroactively effective to April 1, 2016. Pursuant to the terms of the Agreement, Mr. Hayes will be paid an annual base salary of $350,000 (“Base Salary”) and a target annual bonus opportunity equal to a maximum of 100% of the Base Salary upon the achievement of certain milestones as agreed to by the Compensation Committee of the Board of Directors. There has been no increase in the dollar amounts of the base salary or maximum target bonus amounts from the prior effective employment agreement of Mr. Hayes. In the event that Mr. Hayes’ employment is terminated by the Company without “cause” or by Mr. Hayes for “good reason” (each as defined in the Employment Agreement), Mr. Hayes will be entitled to receive, subject to his execution and non-revocation of a separation and release agreement, a separation payment in the amount of one year’s base salary at the then-current rate payable, plus any payment on a pro-rated basis for any bonus earned in connection with any bonus plan to which he was a participant at the date of such termination within thirty days of such termination.

The employment agreement with Mr. Hayes also contains customary confidentiality, noncompetition, non-solicitation and non-disparagement provisions.

In addition, Mr. Hayes was granted an award of restricted stock units totaling 118,512 shares of common stock, which will vest upon the achievement of certain agreed upon milestones, which are in place of certain stock options under the prior employment agreement.

This description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	Employment Agreement between the Company and Anthony Hayes, dated May 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: May 26, 2016	By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between the Company and Anthony Hayes, dated May 20, 2016